UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                     AMERICAN STRATEGIC INCOME PORTFOLIO INC

                                (Name of Issuer)


                                  Common Stock

                         (Title of Class of Securities)


                                    030098107

                                 (CUSIP Number)


                               William Bradford III
                     	   228 East 45th Street, 6Floor
                               New York, NY 10017
                                 (212) 557-7440

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                February 6, 2012
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act

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CUSIP No. 030098107

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1.   Name of Reporting Persons.
     Garrison Bradford & Associates, Inc.
     IRS No. 13-2775552
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2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [ ]
     (b)  [x]
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3.   SEC Use Only

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4.   Citizenship or place of organization
     New York, NY
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               5.   Sole Voting Power
  NUMBER OF         -1,887-
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
 OWNED BY           -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           -289,754-
    WITH       -----------------------------------------------------------------
               8.  Shared Dispositive Power
                    -0-

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9.  Aggregate Amount Beneficially Owned by Each Reporting Person
     289,754
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10.  Check if the aggregate amount in Row (9) excludes certain shares
     (See Instructions)                                               [ ]
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11.  Percent of class represented by amount in Row (9)
     6.8 (i)
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12.  Type of Reporting Person (See Instructions)
     IA
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(i)   Based on 4,231,331 shares of Common Stock, par value $0.01 per share
      ("Common Stock") outstanding, calculated in accordance with Rule 13d.


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Item 1(a) Name of issuer:
	  American Strategic Income Portfolio, Inc

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Item 1(b) Address of issuer's principal executive offices:
	  800 Nolette Ave
	  Minneapolis, MN 55402

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2(a) Name of person filing:
	  Garrison Bradford & Associates, Inc

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2(b) Address or principal business office or, if none, residence:
	  228 East 45th Street 6 Floor
	  New York, NY 10017

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2(c) Citizenship:
	  New York, NY

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2(d) Title of class of securities:

	  Common Stock, par value $0.01

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2(e) CUSIP No.:

	  030098107

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Item 3.If this statement is filed pursuant to rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(e) [x} AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(E).

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Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
	-289,754-

(b) Percent of class:
	-6.8-

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
	-1,887-

(ii) Shared power to vote or to direct the vote:
	-0-

(iii) Sole power to dispose or to direct the disposition of:
	-289,754-

(iv) Shared power to dispose or to direct the disposition of:
	-0-

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Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5
PERCENT OF THE CLASS OF SECURITES, CHECK THE FOLLOWING (   )


Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable


Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable


Item 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

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Item 10. Certifications

(a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2012          /s/ William Bradford III
                                  ---------------------------------------------
                                  William Bradford III